FIRST AMENDMENT
                                       TO
                                     BY-LAWS
                                       OF
                                  ENERGTEK INC.

      Pursuant to the unanimous vote of the Board of Directors of Energtek, Inc., a Nevada corporation (the "Corporation"), at a special meeting of the Board of Directors (the "Board") held on December 22, 2006, the Board has approved the following First Amendment to the Bylaws of the Corporation, effective as of December 22, 2006 (this "Amendment").

                              W I T N E S S E T H :

      WHEREAS, Article IV, Section 16 of the Bylaws of the Corporation provides that the directors of the Corporation shall not receive any salary for services rendered in their capacity as directors, except for compensation to be paid in connection with the attendance of meetings of the Board;

      WHEREAS, the Board desires to amend the Bylaws of the Corporation by deleting Article IV, Section 16 therefrom because the Board believes that such provision not provide Board members with the proper incentive to devote their time and energy to the efforts of the Corporation and also makes it difficult to attract additional Board members; and

      WHEREAS, Article VII of the Bylaws provides that the Bylaws may be amended by the Board;

      NOW THEREFORE, for valuable consideration, the adequacy and receipt of which are hereby acknowledged, the members of the Board agree as follows:

      1. Pre-established Terms. All terms and conditions of the Bylaws of the Corporation remain in full force and effect and apply to this Amendment, unless specifically modified below. References in the Bylaws of the Corporation to "these Bylaws", "hereunder", "herein", "hereof", and words of like effect shall mean the Bylaws of the Corporation as so amended by this Amendment.

      2. Modifications to Bylaws. Article IV, Section 16 of the Bylaws of the Corporation is hereby deleted in its entirety.

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

         IN WITNESS WHEREOF, the undersigned certifies that this First Amendment to Bylaws of Energtek Inc. has been adopted and approved by the Board of Directors of the Company as of December 22, 2006.

                                          /s/ Doron Uziel
                                          ---------------
                                   Name:  Doron Uziel
                                   Title: President, Chief Executive Officer,
                                          Chief Financial Officer,
                                          Chief Accounting Officer, and Director


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